Wright Express Extends Its Existing Fuel-Price Risk Management Program

SOUTH PORTLAND, Maine—(BUSINESS WIRE)—December 21, 2009—Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk management program through the second-quarter of 2011.

On December 15, 2009, the Company purchased instruments to cover its anticipated fuel-price-related earnings exposure for the last quarter of 2010 and the first two quarters of 2011. At this time, Wright Express has hedged 90% of its anticipated exposure through the fourth-quarter of 2009, 80% of its exposure through the fourth-quarter of 2010, 53% of its first-quarter 2011 exposure and 27% of its second-quarter 2011 exposure. Going forward, the Company intends to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis.

The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The December 15 purchase locked in a fuel price range of approximately $2.74 to $2.80 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
	2009	2010	2010	2010	2010	2011	2011
Average low end of range	3.02	3.25	3.17	3.03	2.69	2.72	2.74

Average top end of range	3.08	3.31	3.23	3.09	2.75	2.78	2.80

Approximate % locked in	90%	80%	80%	80%	80%	53%	27%

About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.7 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover varying percentages of its anticipated fuel-price-related earnings exposure through the second quarter of 2011; intention to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis; and belief that the instruments will enhance the visibility and predictability of the Company’s future earnings. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2008, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2009 and the Company’s other periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition or disposition. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Wright Express
News media contact:
Jessica Roy, 207-523-6763
Jessica—Roy@wrightexpress.com

or

Investor contact:
Steve Elder, 207-523-7769
Steve—Elder@wrightexpress.com

SOURCE: Wright Express Corporation